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                                                                    EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS

         We consent to the incorporation by reference in the Post-Effective Amendment No. 1 to the Registration Statement (Form S-4) for the registration of 140,000 ordinary shares of Transocean Sedco Forex Inc. pursuant to Rule 462(b), of our report dated January 31, 2000, with respect to the consolidated balance sheet as of December 31, 1999, and the related combined statements of operations, equity and cash flows and schedule for the year then ended of Transocean Sedco Forex Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1999, filed with the Securities and Exchange Commission.


                                                         /s/ Ernst & Young
                                                         Ernst & Young LLP


Houston, Texas
January 30, 2001